                                  EXHIBIT 99.1


ITEM 7.   FINANCIAL STATEMENTS
------------------------------


                                     INDEX


Independent Auditors' Report..........................................F-1

Consolidated Balance Sheet as of May 31, 1996.........................F-2

Consolidated Statements of Operations for the Years Ended
  May 31, 1996 and 1995...............................................F-4

Consolidated Statements of Shareholders' Equity for the Years Ended
  May 31, 1996 and 1995...............................................F-5

Consolidated Statements of Cash Flows for the Years Ended
  May 31, 1996 and 1995...............................................F-7

Notes to Consolidated Financial Statements for the Years Ended
  May 31, 1996 and 1995...............................................F-9

                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------




The Board of Directors
Biomerica, Inc.


We have audited the accompanying consolidated balance sheet of Biomerica, Inc. and subsidiaries (the "Company") as of May 31, 1996 and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the two-year period ended May 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.
 We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Biomerica, Inc. and subsidiaries as of May 31, 1996 and the results of their operations and their cash flows for each of the years in the two-year period ended May 31, 1996 in conformity with generally accepted accounting principles.











                                              CORBIN & WERTZ



[CAPTION]

Irvine, California
July 19, 1996

                        BIOMERICA, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                                  May 31, 1996

                                     ASSETS
Current assets:
  Cash and cash equivalents                                       $   622,828
  Available-for-sale securities (Note 2)                              355,598
  Accounts receivable, less allowance for
   doubtful accounts and sales returns of
   $152,265 (Notes 5 and 6)                                         1,788,052
  Inventories (Notes 5 and 6)                                       2,035,551
  Notes receivable                                                     27,985
  Prepaid expenses and other                                          104,824
                                                                  -----------

     Total current assets                                           4,934,838
                                                                  -----------

Inventories, non-current (Notes 5 and 6)                               37,000
                                                                  -----------

Land held for investment                                               46,000
                                                                  -----------

Property and equipment, at cost (Notes 5 and 6):
  Equipment                                                         2,512,371
  Furniture, fixtures and leasehold improvements                      625,115
  Construction in progress                                             26,031
                                                                  -----------

                                                                    3,163,517

  Accumulated depreciation and amortization                        (2,699,271)
                                                                  -----------

                                                                      464,246
                                                                  -----------

Intangible assets, net of accumulated amortization
 (Note 4)                                                             564,394

Other assets                                                           20,068
                                                                  -----------

     Total assets                                                 $ 6,066,546
                                                                  ===========

Continued

                        BIOMERICA, INC. AND SUBSIDIARIES

                     CONSOLIDATED BALANCE SHEET - CONTINUED

                                  May 31, 1996

                      LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Line of credit (Note 5)                                         $   250,000
  Long-term debt and capital lease obligations,
   current portion (Notes 6 and 7)                                    198,842
  Accounts payable and other accrued liabilities                      701,619
  Accrued compensation (Note 12)                                      526,514
  Other                                                                10,215
                                                                  -----------

     Total current liabilities                                      1,687,190

Long-term debt and capital lease obligations
 (Notes 6 and 7)                                                      278,653

Minority interests (Note 3)                                         2,104,490
                                                                  -----------

     Total liabilities                                              4,070,333
                                                                  -----------

Commitments and contingencies (Note 12)

Shareholders' equity (Note 8):
  Common stock, $.08 par value; 10,000,000 shares
   authorized; 3,465,819 shares issued and
   outstanding                                                        277,266
  Additional paid-in capital                                       11,348,664
  Unrealized holding gain on available-for-sale
   securities                                                          90,687
  Accumulated deficit                                              (9,720,404)
                                                                  -----------

     Total shareholders' equity                                     1,996,213
                                                                  -----------

                                                                  $ 6,066,546
                                                                  ===========

See accompanying notes to consolidated financial statements

                        BIOMERICA, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                   For The Years Ended May 31, 1996 and 1995

                                                   1996                1995
                                                ------------      -----------


Net sales (Notes 3 and 11)                      $  9,480,658      $ 9,161,758
Cost of sales (Note 3)                             5,429,627        5,213,335
                                                ------------      -----------

     Gross profit                                  4,051,031        3,948,423
                                                ------------      -----------

Operating expenses (Note 3):
  Selling, general and administrative              3,051,829        3,335,929
  Research and development                           257,125          292,979
                                                ------------      -----------

     Total operating expenses                      3,308,954        3,628,908
                                                ------------      -----------

     Operating profit                                742,077          319,515

Other income (expense):
  Interest expense (Notes 5 and 6)                  (104,113)        (171,178)
  Other income (Note 10)                              19,850           44,101
                                                ------------      -----------

Income before minority interest in net
 profits of consolidated subsidiaries
 and income taxes                                    657,814          192,438

Minority interest in net profits
 of consolidated subsidiaries (Note 3)              (212,350)        (101,540)
                                                  ----------      -----------

Income before income taxes                           445,464           90,898
Income tax expense (Note 9)                           12,737            2,400
                                                ------------      -----------

Net income                                      $    432,727      $    88,498
                                                ============      ===========

Per share data:
  Net income                                    $        .12      $       .03
                                                ============      ===========

  Weighted average number of common
    and common equivalent shares                   3,589,494        3,406,241
                                                ============      ===========

See accompanying notes to consolidated financial statements

                                                  BIOMERICA, INC. AND SUBSIDIARIES

                                          CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                             For The Years Ended May 31, 1996 and 1995

                                                               Unrealized
                                                               Holding Gain
                                                Additional     On Available-
                              Common Stock        Paid-In      For-Sale         Prepaid          Accumulated
                              ------------
                           Shares      Amount     Capital      Securities       Expenses         Deficit             Total
                         ----------  ---------  -----------    ------------     ----------       ------------      -----------

Balance at
 June 1, 1994           3,365,069    $ 269,206   $11,290,796   $ 280,739        $  (11,382)      $(10,241,629)     $ 1,587,730

Exercise of stock
 options (Note 8)             750           60           540                                                               600

Issuance of stock for
 services (Note 8)         27,000        2,160         8,481                                                            10,641

Issuance of stock for
 services (Note 8)         22,500        1,800        11,981                                                            13,781

Issuance of stock for
 payment of accrued
 compensation (Notes
  8 and 10)                16,000        1,280        12,026                                                            13,306

Change in unrealized
 gain on available-
 for-sale securities                                            (278,417)                                             (278,417)

Amortization of prepaid
 expenses (Note 8)          6,240                                                                                        6,240

Net income                                                                                              88,498          88,498
                         ---------   ---------   -----------   -----------      -----------      -------------     -----------


Balance at
 May 31, 1995           3,431,319      274,506    11,323,824       2,322           (5,142)        (10,153,131)      1,442,379

Continued

                                                 BIOMERICA, INC. AND SUBSIDIARIES

                                   CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY - CONTINUED

                                            For The Years Ended May 31, 1996 and 1995


                                                               Unrealized
                                                               Holding Gain
                                                Additional     On Available-
                              Common Stock        Paid-In      For-Sale         Prepaid          Accumulated
                              ------------
                           Shares      Amount     Capital      Securities       Expenses         Deficit             Total
                         ----------  ---------  -----------    ------------     ----------       ------------      -----------

Exercise of stock
 options (Note 8)          34,500        2,760        24,840                                                           27,600

Change in unrealized
 gain on available-
 for-sale securities                                               88,365                                              88,365

Amortization of prepaid
 expenses (Note 8)                                                                   5,142                              5,142

Net income                                                                                           432,727          432,727
                         ---------   ---------  -----------    ----------       -----------      ------------     -----------

Balance at
 May 31, 1996            3,465,819   $ 277,266  $11,348,664    $   90,687       $  ---           $(9,720,404)     $ 1,996,213
                         =========   =========  ===========    ==========       ===========      ============     ===========



See accompanying notes to consolidated financial statements

                        BIOMERICA, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                   For The Years Ended May 31, 1996 and 1995

                                                     1996             1995
                                                  ----------       ---------

Cash flows from operating activities:
  Net income                                      $  432,727       $  88,498
  Adjustments to reconcile net income
   to net cash provided by operating
   activities:
    Depreciation and amortization                    272,996         386,419
    Provision for losses on accounts
     receivable                                      (20,936)         27,595
    Realized loss (gain) on sale of
     available-for-sale securities                    15,930         (14,380)
    Minority interest in net profits
     of consolidated subsidiaries                    212,350         101,540
    Deferred compensation                             44,080          41,234
    Stock issued for services and bonuses                             24,422
    Changes in current assets and
     liabilities:
      Accounts receivable                           (220,505)       (136,798)
      Inventories                                   (222,172)        (39,003)
      Prepaid expenses and other
       current assets                                  4,392           9,121
      Accounts payable and other
       accrued liabilities                            (5,085)         35,509
      Accrued compensation                            25,413           8,250
      Other current liabilities                      (48,385)        (47,151)
                                                  -----------      ----------

Net cash provided by operating
 activities                                          490,805         485,256
                                                  -----------      ---------

Cash flows from investing activities:
  Sales of available-for-sale securities             124,250         179,822
  Purchases of available-for-sale securities         (68,562)
  Issuances of notes receivable                                       (8,000)
  Principal payments received on
   notes receivable                                    8,681          23,834
  Purchases of property and equipment               (135,741)       (203,079)
  Proceeds from sale of property and
   equipment                                                           1,250
  Purchase of intangible assets                       (3,140)           (620)
  Other assets                                       (15,472)           (196)
                                                  ----------       ---------

Net cash used in investing activities                (89,984)         (6,989)
                                                  ----------       ---------
Continued

                        BIOMERICA, INC. AND SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF CASH FLOWS - CONTINUED

                   For The Years Ended May 31, 1996 and 1995


                                                      1996            1995
                                                  -----------      ---------

Cash flows from financing activities:
  Net repayments of short-term borrowings
   and note payable to bank                         (745,000)       (561,248)
  Payments of long-term debt and
   capital lease obligations                         (25,407)        (27,084)
  Net borrowings under line of credit
   agreement                                         250,000
  Investments by minority interests                   20,250
  Exercise of stock options                           27,600             600
                                                  ----------       ---------

Net cash used in financing activities               (472,557)       (587,732)
                                                  ----------       ---------

Net change in cash and cash equivalents              (71,736)       (109,465)

Cash and cash equivalents at beginning
 of year                                             694,564         804,029
                                                  ----------       ---------


Cash and cash equivalents at end of year          $  622,828       $ 694,564
                                                  ==========       =========

Supplemental disclosure of cash flow
 information -
  Cash paid during the year for:
   Interest                                       $  104,113       $ 175,046
                                                  ==========       =========
   Income taxes                                   $    2,726       $   3,331
                                                  ==========       =========

Supplemental schedule of non-cash
 investing and financing activities:
  Change in unrealized holding gain on
   available-for-sale securities                  $   88,365       $(278,417)
  Conversion of accounts payable and
   accrued liabilities into common
   stock of consolidated subsidiary
   (minority interest)                            $   50,816       $  35,819
  Conversion of deferred compensation
   into common stock                                               $  13,306
  Property acquired through issuance
   of capital lease                                                $  62,814
  Conversion of note payable to
   account payable                                                 $  17,500

See accompanying notes to consolidated financial statements

                        BIOMERICA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   For The Years Ended May 31, 1996 and 1995


NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
--------------------------------------------------------------------


Organization
------------

Biomerica, Inc, and subsidiaries (collectively "the Company") are primarily engaged in the development, manufacture and marketing of medical diagnostic kits, the design, manufacture and distribution of various orthodontic products, and the performance of specialized diagnostic testing services.

Principles of Consolidation
---------------------------

The consolidated financial statements for the years ended May 31, 1996 and 1995 (see Note 3) include the accounts of Biomerica, Inc. ("Biomerica"), Lancer Orthodontics, Inc. ("Lancer") and Allergy Immuno Technologies, Inc. ("AIT"). All significant intercompany accounts and transactions have been eliminated in consolidation.

Accounting Estimates
--------------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period.
Actual results could materially differ from those estimates.

Fair Value of Financial Instruments
-----------------------------------

The Company has financial instruments whereby the fair market value of the financial instruments could be different than that recorded on a historical basis. The Company's financial instruments consist of its cash and cash equivalents, accounts receivable, a note receivable, line of credit, long-term debt and accounts payable. The carrying amounts of the Company's financial instruments generally approximate their fair values at May 31, 1996. The fair values of the notes receivable were not readily determinable as market comparables were not available for such instruments.

Concentration of Credit Risk
----------------------------

The Company, on occasion, maintains cash balances at certain financial institutions in excess of amounts insured by federal agencies.

The Company provides credit in the normal course of business to customers throughout the United States and foreign markets. The Company's sales are not materially dependent on a single customer or a small group of customers. The Company performs ongoing credit evaluations of its customers. The Company does not obtain collateral with which to secure its accounts receivable. The Company does maintain reserves for potential credit losses based upon the Company's historical experience related to credit losses.

Cash Equivalents
----------------

Cash and cash equivalents consists of demand deposits, money market accounts and mutual funds with remaining maturities of three months or less when purchased.

Continued

                        BIOMERICA, INC. AND SUBSIDIARIES

                   For The Years Ended May 31, 1996 and 1995



NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued
-------------------------------------------------------------------------------


Available-For-Sale Securities
-----------------------------

The Company accounts for investments in accordance with Statement of Financial Accounting Standards No. 115 (SFAS 115), "Accounting for Certain Investments in Debt and Equity Securities." This statement addresses the accounting and reporting for investments in equity securities which have readily determinable fair values and all investments in debt securities. The Company's marketable equity securities are classified as available-for-sale under SFAS 115 and reported at fair value, with changes in the unrealized holding gain or loss included in shareholders' equity. Available-for-sale securities consist of common stock of unrelated publicly-held companies and are stated at market value in accordance with SFAS 115. Cost for purposes of computing realized gains and losses is computed on a specific identification basis. The proceeds from the sale of available-for-sale securities during fiscal 1996 and 1995 totaled $124,250 and $179,822, respectively, with realized (losses) gains of $(15,930) and $14,380, respectively (see Note 10). The change in the net unrealized holding gain (loss) on available-for-sale securities that has been included as a separate component of shareholders' equity totaled $88,365 and $(278,417) for the years ended May 31, 1996 and 1995, respectively.

Inventories
-----------

Inventories are stated at the lower of cost (first-in, first-out method) or market and consist primarily of orthodontic products and biological chemicals. Cost includes raw materials, labor, manufacturing overhead and purchased products.

Inventories at May 31, 1996 consist of the following:

Raw materials                                     $    525,232
Work in process                                        371,488
Finished products                                    1,138,831
                                                    ----------


     Total                                        $  2,035,551
                                                    ==========


Approximately $1,359,000 of Lancer's inventory is located at its manufacturing facility in Mexico as of May 31, 1996.

Land Held For Investment
------------------------

Land held for investment consists of a parcel of land located in the state of Utah, and is stated at the lower of cost or market.

Property and Equipment
----------------------

Property and equipment are stated at cost. Expenditures for additions and major improvements are capitalized. Repairs and maintenance costs are charged to operations as incurred. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts, and gains or losses from retirements and dispositions are credited or charged to income.

Continued

                        BIOMERICA, INC. AND SUBSIDIARIES

                   For The Years Ended May 31, 1996 and 1995



NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued
-------------------------------------------------------------------------------

Depreciation and amortization are provided over the estimated useful lives of the related assets, ranging from 3 to 12 years, using straight-line and declining-balance methods. Leasehold improvements are amortized over the lesser of the estimated useful life of the asset or the term of the lease.
Depreciation expense amounted to $188,384 and $284,166 for the years ended May 31, 1996 and 1995, respectively. Approximately $179,000 of property and equipment, net of accumulated depreciation and amortization, is located at Lancer's manufacturing facility in Mexico.

Included in property and equipment at May 31, 1996 is $62,814 of capitalized leased assets, net of $18,843 of accumulated amortization.

Intangible Assets
-----------------

Intangible assets, consisting of marketing and distribution rights, technology use rights, patents and distributor agreements, are amortized using the straight line method over their estimated useful lives of 5 to 18 years. Amortization expense amounted to $79,470 and $96,012 for the years ended May 31, 1996 and 1995, respectively.

The Company assesses the recoverability of these intangible assets by determining whether the amortization of the asset's balance over its remaining life can be recovered through projected undiscounted future cash flows. The amount of impairment, if any, is measured based on projected undiscounted future cash flows and charged to operations in the period in which the impairment is determined by management. Management has determined that there was no impairment of intangible assets as of May 31, 1996.

Minority Interest
-----------------

Minority interest represents the minority shareholders' proportionate share of the equity of Lancer and AIT. At May 31, 1996, Biomerica owned 29.9% of Lancer (see Note 3) and 73.5% of AIT (see Note 3).

Minority interest of Lancer includes $185,242 represented by 370,483 shares of Series D redeemable convertible preferred stock. Each share of Series D preferred stock is entitled to a $.04 non-cumulative dividend and is convertible at the option of the holder into one share of common stock of Lancer. Lancer, at its option, can redeem outstanding shares of the preferred stock for $.50 per share after December 31, 1994. There were no dividends declared or paid in 1996.

Revenue Recognition
-------------------

Revenues from product sales are recognized at the time the product is shipped. Revenues from specialized diagnostic testing services are recognized when the related services are performed.


Continued

                        BIOMERICA, INC. AND SUBSIDIARIES

                   For The Years Ended May 31, 1996 and 1995


NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued
-------------------------------------------------------------------------------


Income Taxes
------------

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under the asset and liability method of Statement No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Biomerica, Lancer and AIT file separate income tax returns for Federal and state income tax purposes.

Income Per Share
----------------

Income per share is computed using the weighted average number of common and common equivalent shares outstanding during each year. The approximate number of shares used in the computation was 3,589,494 and 3,406,241 in 1996 and 1995, respectively. Common stock equivalents were excluded in 1995 because they were insignificant. Primary and fully diluted income per share are the same for both years presented.

NOTE 2 - INVESTMENTS
--------------------

As of May 31, 1996, Biomerica owns 72,792 shares of Pharma Patch-plc which is less than 5% of the total outstanding common shares of Pharma Patch-plc. The Company has reflected the investment in Pharma Patch-plc as an available-for-sale security in the accompanying consolidated balance sheet as of May 31, 1996.

NOTE 3 - CONSOLIDATED SUBSIDIARIES
----------------------------------

During the period July 1988 through August 1989, Biomerica acquired a total of 3,041,776 shares of common stock of Lancer for cash and other consideration totaling $2,060,231. In August 1989, control of Lancer was constructively obtained through such acquisitions, coupled with holdings of the outstanding shares of Lancer by the president and major shareholder of Biomerica (also a director of Lancer). Additionally, another Biomerica director also serves as a director on Lancer's Board of Directors. It is deemed that, effectively, Biomerica has control of Lancer.

Biomerica's investment in Lancer was accounted for as a purchase effective in August 1989. Accordingly, Lancer's balance sheet at May 31, 1996 and operating results for the years ended May 31, 1996 and 1995, have been included in the accompanying consolidated financial statements. The excess of the cost of the investment over the amount of underlying equity in net assets acquired ($451,934) was ascribed to certain identifiable intangible assets, namely patents and distributor agreements and was being amortized using the straight-line method over 17 years. However, as a result of Lancer's recurring operating losses and net working capital deficiencies, Biomerica elected to write down approximately 50% of the intangible assets during fiscal 1991 and the remaining balance during fiscal 1992.

Continued

                        BIOMERICA, INC. AND SUBSIDIARIES

                   For The Years Ended May 31, 1996 and 1995


NOTE 3 - CONSOLIDATED SUBSIDIARIES, continued
---------------------------------------------

During the year ended May 31, 1992, Biomerica received an additional 1,465,646 shares of Lancer common stock, upon conversion of $293,129 of 8% unsecured subordinated convertible debentures and accrued interest at $.20 per share. During 1993, Lancer issued to unrelated entities 501,774 shares of its common stock for $98,006 in exchange for cash and for forgiveness of debt and sold 1,355,200 shares of common stock for $360,000. Additionally, Lancer issued to unrelated entities 570,483 shares of redeemable convertible preferred stock that has voting rights equivalent to 670,483 shares of common stock. The issuance of these shares caused Biomerica's ownership percentage of Lancer to decrease to 31.6% and Biomerica's president's ownership percentage to increase to 16.1%. During 1994, Lancer issued 190,608 shares and canceled 9,679 shares of its common stock to unrelated entities totaling $134,750 and $5,617, respectively. In addition, 200,000 shares of Series C preferred stock were converted into an account payable which was subsequently paid during fiscal 1994. Biomerica sold 60,000 shares of Lancer common stock to unrelated entities. The result of these transactions was a decrease in Biomerica's ownership percentage of Lancer to 30.8% and an increase in Biomerica's president's ownership to 16.4%. During 1995, Lancer issued 137,617 shares of its common stock to unrelated parties totaling $35,819. The result of this transaction was a decrease in Biomerica's ownership percentage of Lancer to 30.5% and a decrease in Biomerica's president's ownership to 16.3%. During 1996, Lancer issued 194,779 shares of its common stock to an unrelated party totaling $50,816 for the conversion of accrued royalties and sold 72,600 shares of its common stock to unrelated parties for cash of $20,250. The result of these transactions is a decrease in Biomerica's ownership percentage of Lancer to 29.9% and a decrease in Biomerica's president's ownership to 16%. Biomerica's president controls an additional 835,066 shares of Lancer's common stock either through proxy or other controlled persons (representing approximately 5.6% of Lancer's outstanding common stock).

In connection with Biomerica's conversion of debentures during fiscal 1992, Biomerica received warrants to purchase an additional 83,333 and 425,000 shares of Lancer's common stock at $.30 and $.20 per share, respectively. All of the warrants expired in fiscal 1994. During fiscal 1994, Biomerica received warrants to purchase 508,333 shares of Lancer's common stock at $.25 per share and options to purchase 140,000 shares of Lancer's common stock at $.28 per share. Both the options and warrants expire in April 1998.

Allergy Immuno Technologies, Inc. (AIT) provides immune allergy testing and products to physicians and medical institutions. As of May 31, 1992, Biomerica's ownership interest in AIT amounted to 49.8% and thus Biomerica accounted for its investment in AIT under the equity method. During fiscal year 1992, Biomerica paid operating expenses on behalf of AIT of approximately $56,000. In addition, as a result of AIT's recurring operating losses and shareholders' deficiency, Biomerica wrote-off the net investments in and advances to AIT. During June 1992, 8,360,000 additional shares of AIT's common stock were issued to Biomerica as a repayment of advances made to AIT, thus increasing Biomerica's ownership interest in AIT to 76.2%. During 1995 and 1994, an additional 480,000 and 25,000 shares of AIT were issued to outside parties decreasing Biomerica's interest in AIT to 73.5% and 76.1%, respectively.
 Accordingly, as of May 31, 1996 and for the years ended May 31, 1996 and 1995, the accounts of AIT have been included in the consolidated financial statements.

The acquisition of AIT's ownership interest during 1993 was accounted for as a purchase. The purchase price was not significant and was allocated among the net tangible assets acquired and liabilities assumed on the basis of their estimated fair values. The acquisition cost approximated the estimated fair values of the net assets acquired.


Continued

                        BIOMERICA, INC. AND SUBSIDIARIES

                   For The Years Ended May 31, 1996 and 1995



NOTE 3 - CONSOLIDATED SUBSIDIARIES, continued
---------------------------------------------

Operating results for Lancer and AIT in the aggregate for the years ended May 31, 1996 and 1995, which are included in the consolidated operating results of the Company, are as follows:

                                                     1996           1995
                                                  ----------     ---------

Net sales                                         $ 6,922,275    $ 7,229,694
Cost of sales                                       4,097,311      4,225,022
                                                   ----------     ----------

     Gross profit                                   2,824,964      3,004,672
                                                   ----------     ----------

Operating expenses:
  Selling, general and administrative               2,287,958      2,558,690
  Research and development                            136,364        169,114
                                                   ----------     ----------

     Total operating expenses                       2,424,322      2,727,804
                                                   ----------     ----------

Other income (expense):
  Interest expense                                   (104,113)      (168,879)
  Other income, net                                    12,702         40,268
                                                   ----------     ----------

                                                      (91,411)      (128,611)
                                                   ----------     ----------

Income before income taxes                            309,231        148,257

Income tax expense                                      1,600          1,600
                                                   ----------     ----------

Net income                                        $   307,631    $   146,657
                                                   ==========     ==========



NOTE 4 - INTANGIBLE ASSETS
--------------------------

Intangible assets, net of accumulated amortization, consist of the following at May 31, 1996:

Marketing and distribution rights                                $   442,750
Technology use rights                                                985,507
Patents and capitalized patent application costs                      35,862
                                                                 -----------
                                                                   1,464,119

Less accumulated amortization                                       (899,725)
                                                                 ------------

                                                                 $   564,394
                                                                 ===========

Included in marketing and distribution rights are repurchased sales territories by Lancer which are being amortized over the estimated useful life of eighteen years. In each of the fiscal years 1996 and 1995, the Company recorded amortization expense of $24,900 related to repurchased sales territories.

During fiscal 1985, Lancer purchased certain assets and technology which is being amortized over the estimated useful life of eighteen years. Lancer recorded amortization expense of $53,970 and $70,512 for the years ended May 31, 1996 nd 1995, respectively, related to these assets.

Amortization expense related to patents which is included in the accompanying consolidated statements of operations amounted to $600 for each of the years ended May 31, 1996 and 1995.


Continued

                        BIOMERICA, INC. AND SUBSIDIARIES

                   For The Years Ended May 31, 1996 and 1995


NOTE 5 - LINE OF CREDIT
-----------------------

At May 31, 1996, Lancer had a $500,000 line of credit with a bank. Borrowings are made at prime plus 1% (9.25% at May 31, 1996) and are limited to specified percentages of eligible accounts receivable. The unused portion available to Lancer under the line of credit at May 31, 1996 was $103,000. The line of
credit expires on November 1, 1996.   As of May 31, 1996, there was $250,000
outstanding under the line of credit.

The following summarizes information on short-term borrowings from October 11, 1995 (the date the line was established) through May 31, 1996.

Average month end balance                             $196,747
Maximum balance outstanding at any month end          $250,000
Weighted average interest rate (computed by
 dividing interest expense by average
 monthly balance)                                        9.53%
Interest rate at year end                                9.25%


NOTE 6 - LONG-TERM DEBT
-----------------------

Effective October 10, 1995, Lancer arranged for a restructuring of its previous note payable. The note was divided into a new term note, with an original balance of $645,000 and a line of credit with an original balance of $400,000 (see Note 5). The new note payable is for a term of two years and requires monthly principal and interest payments of $18,889. Interest is at prime rate plus 1% (9.25% at May 31, 1996). All unpaid principal and accrued interest is due and payable on November 1, 1997.

At May 31, 1996, the note payable is due as follows:

             Years Ending
                May 31,
             -----------


                1997                                             $   177,194
                1998                                                 262,806
                                                                 -----------
                                                                     440,000

        Less current portion                                        (177,194)
                                                                 -----------

                                                                 $   262,806
                                                                 ===========


The note payable and line of credit are collateralized by inventories, receivables and equipment. The lending agreement requires, among other things, that Lancer maintain a tangible net worth of $2,000,000, a debt to tangible net worth ratio of no more than 1.25 to 1 and a current ratio of at least 1.5 to 1. Lancer is not required to maintain compensating balances in connection with this lending agreement.

NOTE 7 - CAPITAL LEASE OBLIGATIONS
----------------------------------

Lancer is the lessee of equipment under a capital lease which expires in the year 1998. The assets and liabilities under the capital lease are recorded at the lower of the present value of the minimum lease payments or the fair market value of the asset. The asset is depreciated over its estimated useful lives. Depreciation of the asset is included in depreciation expense for the years ended May 31, 1996 and 1995.

Continued

                        BIOMERICA, INC. AND SUBSIDIARIES

                   For The Years Ended May 31, 1996 and 1995



NOTE 7 - CAPITAL LEASE OBLIGATIONS, continued
---------------------------------------------

The future annual minimum lease payments under the capital lease are as follows:

               Years Ending
                  May 31,
               ------------


                   1997                                          $    24,791
                   1998                                               16,528
                                                                 -----------
     Total annual future minimum lease payments                       41,319
     Less amounting representing interest                             (3,824)
                                                                 -----------

     Present value of net minimum lease payments                      37,495
     Less current portion                                            (21,648)
                                                                 -----------

                                                                 $    15,847
                                                                 ===========

NOTE 8 - SHAREHOLDERS' EQUITY
-----------------------------

1995, 1991 and 1980 Stock Option and Restricted Stock Plans
-----------------------------------------------------------

Under the currently expired 1980 Employee Stock Option Plan (the 1980 Plan), the Company was authorized to grant stock options to full-time and part-time employees of, and consultants to, the Company, subject to certain limitations. Options granted under the 1980 Plan could be granted at prices not less than 90% of the then fair market value of the common stock and expire not more than five years after the date of grant. During 1995, the remaining 7,500 unexercised options under the 1980 Plan expired.

In December 1991, the Company adopted a stock option and restricted stock plan which provides that non-qualified options and incentive stock options and restricted stock covering an aggregate of 350,000 of the Company's unissued common stock may be granted to officers, employees or consultants of the Company. During 1995, the Company issued 49,500 shares of restricted common stock to certain employees and consultants of Biomerica for services totaling $24,422 rendered during fiscal 1995.

In January 1996, the Company adopted a stock option and restricted stock plan (the "1995 Plan") which provides that non-qualified options and incentive stock options and restricted stock covering an aggregate of 500,000 of the Company's unissued common stock may be granted to affiliates, employees or consultants of the Company. Options granted under the 1995 Plan may be granted at prices not less than 85% of the then fair market value of the common stock and expire not more than 10 years after the date of grant. No options under the 1995 Plan were granted during the year ended May 31, 1996.

Activity as to stock options under the 1980 and 1991 plan is as follows:

Options outstanding at May 31, 1994              126,191     $ .80- $2.88
Options granted                                  257,500     $ .80- $ .85
Options exercised                                   (750)    $ .80
Options canceled or expired                     (117,441)    $ .80- $2.88
                                              ----------

Options outstanding at May 31, 1995              265,500     $ .80- $2.00
Options granted                                   11,000     $ .95
Options exercised                                (34,500)    $ .80
Options canceled or expired                      (12,250)    $ .80- $ .95
                                              ----------

Options outstanding at May 31, 1996              229,750     $ .80- $2.00
                                              ==========
Options exercisable at May 31, 1996              166,375     $ .80- $2.00
                                              ==========

Continued

                        BIOMERICA, INC. AND SUBSIDIARIES

                   For The Years Ended May 31, 1996 and 1995



NOTE 8 - SHAREHOLDERS' EQUITY, continued
---------------------------------------


Common Stock Split
------------------

During the year ended May 31, 1995, the Company declared a 1-for-2 reverse stock split. Accordingly, all share and per share information throughout the consolidated financial statements have been retroactively restated to reflect the reverse split.

Stock Grants
------------

During 1995, the Company issued 16,000 shares, respectively, not covered by the 1991 Stock Option and Restricted Stock Plan, to certain employees and consultants, primarily to the president and two directors of Biomerica. These shares were issued for services rendered in fiscal 1995. These shares vested immediately and generally related to services previously rendered. The Company recorded a prepaid bonus of $11,382 at May 31, 1994 which is being amortized on a straight-line basis over two years. During 1996 and 1995, the Company recorded amortization expense of $5,142 and $6,240, respectively, on such bonus.

Stock Options Issued
--------------------

During 1995, the Company and the Chief Executive Officer agreed not to defer any compensation for the period June 1994 through November 1994 and instead issue stock options to purchase 60,000 shares of the Company's common stock at $.85 per share. At the time of grant, market price and the exercised price was approximately the same price. No compensation expense was recorded.

New Disclosure Standard
-----------------------

The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 123 "Accounting for Stock Based Compensation" ("Statement No. 123"). Statement No. 123 is primarily a disclosure standard for the Company because it will continue to account for employee stock options under Accounting Principal Board Opinion No. 25. The disclosure requirements for the Company required by Statement No. 123 are effective for financial statements issued after fiscal year 1996.

NOTE 9 - INCOME TAXES
---------------------

The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at May 31, 1996 and 1995 are presented below.

                                                     1996             1995
                                                  ----------       ---------

Deferred tax assets:
  Accounts receivable, principally due
   to allowance for doubtful accounts
   and sales returns                              $   60,958       $  69,334
  Inventories, principally due to
   additional costs inventoried for
   tax purposes pursuant to the Tax
   Reform Act of 1986 and allowance
   for inventory obsolescence                        129,472         118,146
  Compensated absences and deferred
   payroll, principally due to accrual
   for financial reporting purposes                  231,432         208,305

Continued

                        BIOMERICA, INC. AND SUBSIDIARIES

                   For The Years Ended May 31, 1996 and 1995

NOTE 9 - INCOME TAXES, continued
--------------------------------

                                                     1996            1995
                                                  ----------      -----------

  State net operating loss carryforwards              53,961          158,466
  Federal net operating loss carryforwards         2,956,980        3,230,263
  Tax credit carryforwards                           244,403          242,911
  Investment in affiliates                           451,217          464,870
                                                  ----------      -----------
     Total gross deferred tax assets               4,128,423        4,492,295

     Less valuation allowance                     (4,044,593)      (4,398,505)
                                                  ----------      -----------

                                                      83,830           93,790
Deferred tax liabilities:
  Marketing rights, principally
   due to amortization                               (83,830)         (93,790)
                                                  ----------      -----------

     Net deferred tax liability                   $    ---        $   ---
                                                  ----------      -----------


Income tax expense for the years ended May 31, 1996 and 1995 consists of the following current provisions:

                                                      1996           1995
                                                  ----------      -----------

  U.S. Federal                                    $   ---         $   ---
  State and local                                     12,737            2,400
                                                  ----------      -----------

                                                  $   12,737      $     2,400
                                                  ==========      ===========

Income tax expense differs from the amounts computed by applying the U.S. Federal income tax rate of 34 percent to pretax income from operations as a result of the following:

                                                      1996           1995
                                                  ----------      ----------

Computed "expected" tax expense                   $  151,458      $    30,905

Increase (reduction) in income taxes
 resulting from:
  Change in the beginning-of-the-year
   balance of the valuation allowance
   for deferred tax assets allocated
   to income tax expense                                              (28,287)
  Meals and entertainment                              9,855           12,721
  Utilization of net operating loss                 (140,960)
  Other (net)                                         11,836
  Equity in earnings of affiliates
   not subject to taxation because
   of dividends-received deduction
   for tax purposes                                  (32,189)         (15,339)
  State income taxes                                  12,737            2,400
                                                  ----------      -----------

                                                  $   12,737      $     2,400
                                                  ==========      ===========

Continued

                        BIOMERICA, INC. AND SUBSIDIARIES

                   For The Years Ended May 31, 1996 and 1995



NOTE 9 - INCOME TAXES, continued
--------------------------------

As of May 31, 1996, Biomerica had net tax operating loss carryforwards of approximately $4,484,000 and investment tax and research and development credits of approximately $18,702, which are available to offset future Federal tax liabilities. The carryforwards expire at varying dates from 1997 to 2010.

As of May 31, 1996, Lancer had net tax operating loss carryforwards of approximately $2,688,000 and business tax credits of approximately $174,131 available to offset future Federal tax liabilities. The carryforwards expire at varying dates from 1996 to 2008. Lancer also had net tax operating loss carryforwards of approximately $546,000 and business tax credits of approximately $23,000 available to offset future California taxable income, expiring at varying dates between 1997 and 1998.

As of May 31, 1996, AIT had net tax operating loss carryforwards of approximately $1,525,000 and business tax credits of approximately $28,570 available to offset future Federal tax liabilities. The carryforwards expire at varying dates from 1995 to 2008. AIT also had net tax operating loss carryforwards of approximately $333,000 to offset future California taxable income, expiring at varying dates between 1997 and 2001.

NOTE 10 - OTHER INCOME (EXPENSE)
--------------------------------

Other income consists of the following:

                                                    1996              1995
                                                -------------     -----------

Realized (losses) gains on available-
 for-sale securities transactions               $   (15,930)      $    14,380
Dividend income                                        8,920            7,585
Other                                                 26,860           22,136
                                                ------------      -----------

                                                $     19,850      $    44,101
                                                ============      ===========

NOTE 11 - BUSINESS SEGMENTS
---------------------------

Reportable business segments for the years ended May 31, 1996 and 1995 are as follows:

                                                    1996              1995
                                                ------------      -----------

Domestic sales:
  Orthodontic products                          $  3,999,000      $ 4,580,000
                                                ============      ===========
  Medical diagnostic products                   $  2,219,000      $ 1,414,000
                                                ============      ===========

Foreign sales:
  Orthodontic products                          $  2,781,000      $ 2,543,000
                                                ============      ===========
  Medical diagnostic products                   $    482,000      $   625,000
                                                ============      ===========

Net sales:
  Orthodontic products                          $  6,780,000      $ 7,123,000
  Medical diagnostic products                      2,701,000        2,039,000
                                                ------------      -----------
     Total                                      $  9,481,000      $ 9,162,000
                                                ============      ===========

Operating profit:
  Orthodontic products                          $    416,000      $   315,000
  Medical diagnostic products                        326,000            5,000
                                                ------------      -----------

     Total operating profit                     $    742,000      $   320,000
                                                ============      ===========

Continued

                        BIOMERICA, INC. AND SUBSIDIARIES

                   For The Years Ended May 31, 1996 and 1995

NOTE 11 - BUSINESS SEGMENTS, continued
--------------------------------------

Identifiable assets:
  Orthodontic products                          $  4,033,000      $ 4,389,000
  Medical diagnostic products                      2,034,000        1,400,000
                                                ------------      -----------
     Total                                         6,067,000        5,789,000
                                                ------------      -----------

     Total assets                               $  6,067,000      $ 5,789,000
                                                ============      ===========

Depreciation and amortization
 expense:
  Orthodontic products                          $    234,000      $   355,000
  Medical diagnostic products                         39,000           31,000
                                                ------------      -----------

     Total                                      $    273,000      $   386,000
                                                ============      ===========

Capital expenditures:
  Orthodontic products                          $    104,000      $   117,000
  Medical diagnostic products                         32,000           86,000
                                                ------------      -----------

     Total                                      $    136,000      $   203,000
                                                ============      ===========



Total net sales as reflected above consist of sales to unaffiliated customers only as there were no significant intersegment sales during fiscal years 1996 and 1995. Foreign sales consist primarily of sales to Canada, Europe, Japan and Korea. No customer accounted for more than 10% of net sales during fiscal years 1996 and 1995.

Identifiable assets by business segment are those assets that are used in the Company's operations in each industry. There were no significant corporate assets as of May 31, 1996 and 1995. The Company's interests in AIT, whose operations are in the United States, are vertically integrated with the Company's operations in the medical diagnostic products industry.

NOTE 12 - COMMITMENTS AND CONTINGENCIES
---------------------------------------

Biomerica leases its primary facility under a non-cancelable operating lease which expires on May 31, 1998. AIT leases its primary facility under a month-to-month operating lease. These facilities are owned by two of the Company's shareholders, including its president. The lease rate is $10,720 and $1,400 per month, respectively.

Lancer leases its main facility under an operating lease expiring December 31, 1998, which requires monthly rentals that increase annually. The lease expense is being recognized on a straight-line basis over the term of the lease. The excess of the expense recognized over the cash paid is included as deferred lease expense in accounts payable and other accrued liabilities in the accompanying consolidated balance sheet as of May 31, 1996.


Continued

                        BIOMERICA, INC. AND SUBSIDIARIES

                   For The Years Ended May 31, 1996 and 1995



NOTE 12 - COMMITMENTS AND CONTINGENCIES, continued
--------------------------------------------------

Rental expense for all operating leases amounted to $191,000 and $197,000 for the years ended May 31, 1996 and 1995, respectively. The future annual minimum lease payments are as follows:

              Years Ending
                 May 31,
              ------------


                 1997                                            $   194,000
                 1998                                                197,000
                 1999                                                 31,000
                                                                 -----------

                 Minimum lease payments                          $   422,000
                                                                 ===========

In May 1990, Lancer entered into a manufacturing subcontractor agreement whereby the subcontractor agreed to provide manufacturing services to Lancer through its affiliated entities located in Mexicali, B.C., Mexico. Lancer moved the majority of its manufacturing operations to Mexico during fiscal 1992 and 1991.
 Under the terms of the original agreement, the subcontractor manufactured Lancer's products based on an hourly rate per employee based on the number of employees in the subcontractor's workforce. As the number of employees increases, the hourly rate decreases. In December 1992, Lancer renegotiated the agreement changing from an hourly rate per employee cost to a pass through of actual costs plus a weekly administrative fee. The amended agreement gives Lancer greater control over all costs associated with the manufacturing operation.

In July 1994, Lancer again renegotiated the agreement reducing the administrative fee and extending the agreement through June 1998. After June 1996, either party may cancel the agreement with three months notice. The Company has retained the option to convert the manufacturing operation to a wholly-owned subsidiary of Lancer at any time. Should Lancer discontinue operations in Mexico, it is responsible for the accumulated employee seniority obligation as prescribed by Mexican law.

In June 1986, the Company entered into an employment agreement with its chief executive officer. In May 1996, the agreement was extended for an additional three years expiring in May 1999. The agreement requires minimum annual compensation payments of $169,000 and provides for periodic cost of living increases. The chief executive officer was paid approximately $81,000 and $60,000 during the years ended May 31, 1996 and 1995, respectively. The Chief

Executive Officer and the Company agreed to amend the employment agreement for fiscal year 1995, whereby the Chief Executive Officer would not receive any deferred compensation for the period June 1994 through November 1994 of approximately $54,500 and instead received 60,000 stock options (see Note 8).

The chief executive officer and the Company agreed to amend the employment agreement for fiscal year 1996, whereby the chief executive officer would reduce his salary by $44,000 for the period June 1995 through November 1995. The remaining amount of approximately $44,000 and $54,500 for fiscal years 1996 and 1995, respectively, have been deferred and are included in accrued compensation in the accompanying consolidated balance sheet as of May 31, 1996 and 1995. During the year ended May 31, 1995, the Company issued 16,000 shares of its common stock valued at $13,306 as a reduction of the deferred compensation. Approximately $500,000 of the total accrued compensation included in the 1996 consolidated balance sheet is due to the chief executive officer.

Continued

                        BIOMERICA, INC. AND SUBSIDIARIES

                   For The Years Ended May 31, 1996 and 1995



NOTE 12 - COMMITMENTS AND CONTINGENCIES, continued
--------------------------------------------------

Government Regulation
---------------------

Medical diagnostic products in the United States are subject to governmental regulation and supervision by various federal and state agencies. The Company's facilities, manufacturing procedures and records are periodically inspected by the FDA and other government agencies such as the USDA to review compliance with applicable regulations. Diagnostic test kits are required to comply with certain manufacturing standards of the FDA. Various foreign government agencies regulate the sale of medical diagnostic products in foreign countries. Although the Company does not anticipate any unusual difficulties in complying with government regulations applicable to its business, it cannot predict whether future changes in government regulation might increase its cost of conducting business or increase the time required for development and introduction of new products.

License and Royalty Agreements
------------------------------

Lancer has entered into a number of license and/or royalty agreements pursuant to which it has obtained rights to manufacture and market certain products. The agreements are for various durations and they require the Company to make payments based on the sales of the individual licensed products.

Retirement Savings Plan
-----------------------

Effective September 1, 1986, Lancer established a 401(k) plan for the benefit of its employees. The plan permits eligible employees to contribute to the plan up to the maximum percentage of total annual compensation allowable under the limits of Internal Revenue Code Sections 415, 401(k) and 404. Lancer, at the discretion of its Board of Directors, may make contributions to the plan in amounts determined by the Board each year. No contributions by Lancer have been made since the plan's inception.

NOTE 13 - RELATED PARTY TRANSACTIONS
------------------------------------

During fiscal 1991, Biomerica borrowed $70,000 from its president. During 1996, the remaining balance of $4,000 was repaid in full.

NOTE 14 - CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY
-----------------------------------------------------------

The following represents the condensed balance sheet for Biomerica, Inc. as of May 31, 1996, and condensed statements of operations and of cash flows for the years ended May 31, 1996 and 1995. No cash dividends were paid by the consolidated subsidiaries (see Note 3) during the years ended May 31, 1996 and 1995.

                            Condensed Balance Sheet
                                  May 31, 1996

                                     ASSETS

Current assets:
  Cash and cash equivalents                                      $   533,030
  Available-for-sale securities                                      355,598
  Accounts receivable, net                                           298,942
  Inventories                                                        443,144
  Notes receivable                                                    27,985
  Prepaid expenses and other                                          58,276
                                                                 -----------
     Total current assets                                          1,716,975

Continued

                        BIOMERICA, INC. AND SUBSIDIARIES

                   For The Years Ended May 31, 1996 and 1995



NOTE 14 - CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY, continued
----------------------------------------------------------------------

                      Condensed Balance Sheet - Continued
                                  May 31, 1996

Investment in and advances to affiliates and consolidated
 subsidiaries                                                        923,280
Inventory, non-current                                                37,000
Property and equipment, net                                          119,507
Intangible assets                                                     22,653
Other                                                                 15,668
                                                                 -----------

                                                                 $ 2,835,083
                                                                 ===========
                      LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued liabilities                       $   302,141
  Accrued compensation                                               526,514
  Other                                                               10,215
                                                                 -----------
     Total current liabilities                                       838,870
                                                                 -----------
Shareholders' equity:
  Common stock                                                       277,266
  Additional paid-in capital                                      11,348,664
  Unrealized holding gain on available-for-sale securities            90,687
  Accumulated deficit                                             (9,720,404)
                                                                 -----------
     Total shareholders' equity                                    1,996,213
                                                                 -----------
                                                                 $ 2,835,083
                                                                 ===========

                       Condensed Statements of Operations
                             May 31, 1996 and 1995

                                                   1996              1995
                                                ------------     -----------

Net revenues                                    $  2,586,697     $ 1,932,064
Cost of sales                                      1,360,630       1,015,426
                                                 -----------     -----------
     Gross profit                                  1,226,067         916,638

Operating expenses:
  Selling, general and administrative                763,871         777,239
  Research and development                           120,761         123,865
                                                ------------     -----------
     Total operating expenses                        884,632         901,104
                                                 -----------     -----------

     Operating income                                341,435          15,534

Other income (expense):
  Interest income (expense)                                           (2,299)
  Other income                                         7,148          30,946
                                                ------------     -----------

Income before interest in net income of
 consolidated subsidiaries and income taxes          348,583          44,181

Interest in net income of consolidated
 subsidiaried                                         95,281          45,117

Income tax expense                                    11,137             800
                                                ------------     -----------
     Net income                                 $    432,727     $    88,498
                                                ============     ===========

Continued

                        BIOMERICA, INC. AND SUBSIDIARIES

                   For The Years Ended May 31, 1996 and 1995



NOTE 14 - CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY, continued
----------------------------------------------------------------------

                       Condensed Statements of Cash Flows
                             May 31, 1996 and 1995


                                                   1996               1995
                                                ------------      -----------


Cash flows from operating activities:
  Net income                                    $    432,727      $    88,498
  Adjustments to reconcile net income
   to net cash provided by operating
   activities:
    Depreciation and amortization                     36,270           28,265
    Realized loss (gain) on sale of
     available-for-sale securities                    15,930          (14,380)
    Provision for losses on accounts
     receivable                                         (936)          (2,284)
    Income of subsidiaries                           (95,281)         (45,117)
    Deferred compensation                             44,080           57,837
    Issuance of stock for services
     and bonuses                                                       24,422
    Net change in other current assets
     and current liabilities                         (31,118)           1,484
                                                ------------      -----------

  Net cash provided by operating activities          401,672          138,725
                                                ------------      -----------

Cash flows from investing activities:
  Sales of available-for-sale securities             124,250          179,822

  Purchases of available-for-sale securities         (68,562)
  Issuance of notes receivable                                         (8,000)
  Principal payments received on notes
   receivable                                          8,681           23,834
  Decrease (increase) in investment in
   and advances to affiliates and
   consolidated subsidiaries                         (36,561)          10,770
  Purchases of property and equipment                (30,855)         (82,931)
  Proceeds from sale of property and
   equipment                                                            1,250
  Purchases of intangible assets                        (750)            (620)
  Decrease in other assets                           (15,472)           3,138
                                                ------------      -----------

  Net cash (used in) provided by investing
   activities                                        (19,269)         127,263
                                                ------------      -----------

Cash flows from financing activities:
  Payment on short-term borrowings                    (4,000)        (161,248)
  Issuance of notes payable                                            (5,751)
  Proceeds from sale of stock and
   exercise of stock options                          27,600              600
                                                ------------      -----------

  Net cash provided by (used in) financing
   activities                                         23,600         (166,399)
                                                ------------      -----------

Continued

                        BIOMERICA, INC. AND SUBSIDIARIES

                   For The Years Ended May 31, 1996 and 1995



NOTE 14 - CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY, continued
----------------------------------------------------------------------

         Condensed Statements of Cash Flows - Continued
                      May 31, 1996 and 1995

                                                   1996               1995
                                                ------------      -----------


Net change in cash and cash equivalents              406,003           99,589

Cash and cash equivalents at beginning of year       127,027           27,438
                                                ------------      -----------

Cash and cash equivalents at end of year        $    533,030      $   127,027
                                                ============      ===========

Supplemental disclosure of cash flow
 information -
  Cash paid during the year for:
     Income taxes                               $        800      $       800
                                                ============      ===========
     Interest                                   $    ---          $     4,482
                                                ============      ===========

Supplemental schedule of non-cash investing
 and financing activities:
  Conversion of deferred compensation into
   common stock                                                   $    13,306
  Conversion of note payable to account
   payable                                                        $    17,500
  Change in unrealized holding gain on
   available-for-sale securitie                 $     88,365      $  (278,417)